Exhibit 99.1

WorldGate Announces Investment of Additional $1 Million from Current Investor

David Tomasello Named VP Latin America and Distribution Deal Completed For Venezuela

Trevose, Pa., September 25, 2007 – WorldGate Communications, Inc. (NASDAQ: WGAT), a leading provider of personal video phones, today announced the completion of a private placement of $1 million of its common stock with Antonio Tomasello, a private investor and currently the largest non affiliated investor in WorldGate.

The proceeds of the financing are expected to allow the Company to continue the launch and expansion of Ojo to the deaf and hard of hearing with its partner, Snap!VRS, and to provide additional working capital.

As part of the transaction, WorldGate issued 2,564,102 shares of its common stock at $0.39 per share to Mr. Tomasello. WorldGate also issued five-year warrants to purchase a total of 2,564,102 shares of WorldGate common stock, with an exercise price of $0.485 per share.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements. The Company has agreed to include these shares for registration in any subsequent registration filing.

The Company also announced the appointment of David Tomasello, currently a member of its board of directors, to the position of Vice President of Latin America. In this capacity Mr. Tomasello will be more directly involved in establishing distribution channels in Latin America and promoting sales of Ojo in this region. Compensation to Mr. Tomasello will be solely share based, contingent upon achieving certain sales milestones.

As a result of this new relationship with David Tomasello, and his experience in the Latin America market, a distribution deal has been concluded with Ojo Phone de Venezuela, a newly formed independent company that has licensed the Ojo name. Ojo Phone de Venezuela has committed to purchase at least 3,900 units over the next two years. An initial purchase order is imminent and the company expects to begin selling on or about October 15, 2007.

“We are very pleased that the Tomasello group continues to be believers in the potential of video telephony and in particular, Ojo, and that they have chosen to continue to invest in Ojo,” said Hal Krisbergh, Chairman and CEO of the Company. “In addition, we are also excited about the Tomasello connections in Latin America and we believe their support will result in meaningful opportunities toward realizing the potential of that market for Ojo,” Mr. Krisbergh continued.

About WorldGate Communications Inc.

WorldGate Communications, Inc. designs, manufactures, and distributes the Ojo line of personal video phones. Ojo video phones offer high quality, real-time, two-way video communications with video messaging. The Ojo video phones are designed to conform to industry standard protocols and utilize enhancements to the latest technology for voice and video compression to achieve superior quality at data rates as low as 80 Kbps. WorldGate has been awarded patents for its distinctive design and technology and has other patents pending. This unique combination of functional design, advanced technology and use of broadband networks provides real-time video communication experiences that bring families and friends closer together, and for the first time provides consumers with a high-quality, affordable video phone. WorldGate is traded on NASDAQ under the symbol WGAT. WorldGate and Ojo are trademarks of WorldGate Service Inc. Any other trademarks used in this document are the property of their respective owners.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “plans,” “expects,” “anticipates,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski

Senior Vice President

Chief Financial Officer

215-354-5312